Exhibit 99.1

CONSOL Energy Announces Results for the Second Quarter 2021

CANONSBURG, PA (August 3, 2021) - Today, CONSOL Energy Inc. (NYSE: CEIX) reported financial and operating results for the period ended June 30, 2021.

Second Quarter 2021 Highlights Include:

•	GAAP net income of $4.2 million including $20.4 million of unrealized mark-to-market losses related to commodity derivatives;
•	Quarterly adjusted EBITDA[1] of $84.4 million;
•	Net cash provided by operating activities of $94.6 million;
•	Quarterly free cash flow[1] of $54.4 million;
•	Coal shipments of 5.9 million tons, of which 55% went into the export market and 47% into non-power generation applications;
•	CONSOL Marine Terminal net income and adjusted EBITDA[1] of $8.2 million and $11.0 million, respectively;
•	Cash and cash equivalents of $146.7 million plus $53.5 million in restricted cash as of June 30, 2021;
•	Net leverage ratio[1] of 1.70x as of June 30, 2021;
•	Recommencing the Itmann metallurgical coal project with expanded scope to accelerate our diversification strategy;
•	Issued $75.0 million in tax-exempt bonds to fund the solid waste disposal project at the Pennsylvania Mining Complex (PAMC); and
•	Spent $18.4 million for an early buyout of an existing operating lease for a set of longwall shields reducing monthly cash cost by $0.9 million.

Management Comments

“In the second quarter of 2021, we had another strong performance generating significant free cash flow, increasing our unrestricted cash position by more than $50 million and delivering a strong cash cost performance despite multiple longwall moves in the quarter,” said Jimmy Brock, President and Chief Executive Officer of CONSOL Energy Inc. “Customer demand remains robust and we furthered our pivot to the export markets by selling approximately 55% of our total sales volume internationally. The second quarter of 2021 marks our third consecutive quarter of approximately $50 million or more in free cash flow1 generation, and this quarter was even more impressive when you consider our discretionary decision to execute an $18 million early buyout option on an existing operating lease associated with a set of longwall shields. We continue to bolster our balance sheet through strong cash generation and opportunistic open market debt repurchases of our second lien notes. Finally, I am very pleased to announce our decision to recommence the Itmann Metallurgical Coal Project by committing to move forward with the construction of a coal preparation facility on site that is slated to start up in 2022 and will include a highly efficient rail loadout and expanded capacity for processing third-party coal in addition to the coal from our Itmann #5 Mine. We believe this is a very strategically important project for us as it will diversify our product mix and revenue stream, which will create additional value for our shareholders.”

“On the safety front, our Bailey Preparation Plant, CONSOL Marine Terminal (CMT) and Itmann project each had ZERO recordable incidents during the second quarter of 2021. Our year-to-date total recordable incident rate at the PAMC continues to track significantly and consistently below the national average for underground bituminous coal mines.”

Pennsylvania Mining Complex Review and Outlook

PAMC Sales and Marketing

Our marketing team sold 5.9 million tons of coal during the second quarter of 2021 at an average revenue per ton of $44.02, compared to 2.3 million tons at an average revenue per ton of $43.82 in the year-ago period. Demand for our product has remained robust and was significantly improved from the COVID-19 demand trough in the second quarter of 2020. As a result, on the volume front, the 3.6 million ton increase in 2Q21 compared to the year-ago period was a function of the significant improvement in demand for our product.

In the domestic market, we continued to see further improvement in the commodity pricing environment during the second quarter of 2021. The average PJM West day-ahead power price and average Henry Hub natural gas spot price ended 2Q21 improved by 61% and 73%, respectively, compared to the year-ago quarter. Driven by these improved market fundamentals and continued tightness in supply, IHS Markit estimates that total U.S. coal demand in 2021 will increase by 99 million tons versus 2020 levels, while total U.S. coal production will improve by only 63 million tons. As such, coal inventories are on the decline. The U.S. Energy Information Administration (EIA) reports that April coal inventory levels at domestic power plants were reduced by more than 22% compared to year-ago levels and stood at approximately 118 million tons at the end of April. Additionally, the EIA estimates that these inventory levels will continue to erode throughout the year, finishing 2021 at approximately 108 million tons or nearly 19% below year-end 2020 levels. Consistent with these trends, the majority of our domestic customer stockpiles are below target levels for this time of year. As such, we have seen domestic customer demand increase and have remained opportunistic in securing additional coal sales contracts for 2021 and 2022, bringing our contracted positions for those years to 24.6 million and 10.9 million tons, respectively.

On the export front, seaborne thermal coal markets have remained very strong throughout 2021 thus far. API2 spot prices continued to rise in the second quarter of 2021 and ended 2Q21 improved by 82% compared to 2Q20. Global LNG prices have continued to remain elevated with the Asian spot market benchmark price (JKM) ending the second quarter of 2021 nearly 4.5 times higher than the second quarter of 2020. We continue to see high pet coke prices, which improves the demand for our product into high calorific value markets, particularly in India. As a result of the continued strength in the international coal markets, IHS Markit estimates that U.S. thermal coal exports will improve by 57% compared to 2020 levels. Following a record 1Q21 export sales volume, we successfully placed a near-record 3.2 million tons in the export market in 2Q21, representing approximately 55% of our total shipments in the second quarter. Additionally, a significant arbitrage on export spot pricing opportunities versus domestic spot prices continued in the second quarter.

Operations Summary

During the second quarter of 2021, we consistently ran four longwalls, but as previously announced, multiple longwall moves in the quarter weighed on our production. Nonetheless, the PAMC produced 5.9 million tons in 2Q21, a significant improvement compared to 2.4 million tons in the year-ago quarter. This improvement compared to the prior year was due to the increased demand for our product, as the COVID-related demand decline for our product hit its lowest point in 2Q20.

CEIX's total costs and expenses during the second quarter of 2021 were $291.9 million compared to $191.3 million in the year-ago quarter, and CEIX’s total coal revenue during the second quarter was $259.8 million compared to $102.3 million in the year-ago period. Average cash cost of coal sold per ton1 for the second quarter was $28.02, compared to $25.90 in the year-ago quarter. The increase was due primarily to the overall increase in our productive capacity compared to the second quarter of 2020, where we operated at minimal production and cash cost levels due to the peak of the COVID-19 demand destruction and government-imposed lockdowns. However, if you add $31.8 million of mine idling cash cost incurred in 2Q20 to our cash cost of coal sold, this yields a 2Q20 average unit cost per ton1 of nearly $40. Within that context, our second quarter 2021 unit cost per ton outperformed the prior year period. Additionally, we had multiple longwall moves in the second quarter of 2021 that weighed on our cost; however, despite that, we managed a strong cash cost performance and kept our cash cost of coal sold per ton1 at the midpoint of our guidance range.

		Three Months Ended		Six Months Ended
		June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020

Total Revenue	thousands	$287,159	$162,561	$629,310	$453,817
Total Costs and Expenses	thousands	$291,880	$191,307	$602,442	$478,180
Total Coal Revenue	thousands	$259,832	$102,313	$545,367	$357,765
Total Cash Cost of Coal Sold[1]	thousands	$164,196	$59,575	$331,062	$250,968
Coal Production	million tons	5.9	2.4	12.9	8.4
Coal Sales	million tons	5.9	2.3	12.7	8.2
Average Revenue per Ton Sold	per ton	$44.02	$43.82	$42.60	$43.34
Average Cash Cost of Coal Sold per Ton[1]	per ton	$28.02	$25.90	$26.09	$30.55
Average Cash Margin per Ton Sold[1]	per ton	$16.00	$17.92	$16.51	$12.79

CONSOL Marine Terminal Review

For the second quarter of 2021, throughput volumes at the CMT were 3.8 million tons, compared to 1.6 million tons in the year-ago period. Terminal revenues and CMT total costs and expenses were $17.4 million and $9.5 million, respectively, compared to $15.9 million and $8.4 million, respectively, during the year-ago period. CMT operating cash costs1 were $5.3 million in 2Q21, compared to $3.8 million in 2Q20. The increase in cash cost was driven by the significant improvement in throughput tons versus 2Q20, when COVID weighed on demand. However, the effect of the increased throughput tons on revenue was somewhat muted due to the take-or-pay contract that was in place in the prior-year period. Accordingly, CONSOL Marine Terminal net income and CONSOL Marine Terminal Adjusted EBITDA1 were $8.2 million and $11.0 million, respectively, in the second quarter of 2021 compared to $7.8 million and $10.7 million, respectively, in the year-ago period.

Debt Repurchases Update and Other Liability Reductions

During the second quarter of 2021, CEIX made mandatory repayments of $6.3 million, $6.3 million and $0.7 million on our equipment financed debt, Term Loan A and Term Loan B, respectively. Additionally, CEIX spent $4.8 million to repurchase $5.0 million in principal amount of its second lien notes, as these notes traded at near-par levels. This brings our total debt payments and repurchases in the quarter to $18.1 million. Furthermore, due to our decision to execute the previously mentioned early buyout option on an operating lease for a set of longwall shields, we’ve reduced our cash operating cost by $0.9 million per month and reduced our operating lease liability on our balance sheet by $11.2 million.

Itmann Update

In early 2019, we announced the commencement of development of our Itmann Mine project, a low-vol metallurgical coal mining operation in Wyoming County, West Virginia. However, due to the unprecedented decline in both the demand for our product and our earnings because of the COVID-19 pandemic in 2020, we made the capital allocation decision to pull back spending on this project in order to focus our discretionary capital towards repurchasing our open market second lien notes, which were trading well below par value at that time. We are pleased to announce that we are fully dedicated to moving forward with this project and have committed to relocating a state-of-the-art preparation plant to the Itmann project site. This decision allows us to essentially double the capacity of the preparation plant versus the initial project plan in order to create additional growth opportunity and higher revenue potential by adding additional third-party annual processing capacity of 750 thousand to 1 million product tons, which will add a slight increase to the overall project cost. It also reduces procurement risk by insulating the project from long equipment lead times and recent increases in prices for steel and other materials. We view the Itmann Mine as the next phase of our strategy, which focuses on targeted growth and diversification as an additional avenue to increase value for our shareholders. This project is strategically important as it will diversify our portfolio by adding a new metallurgical coal product stream to the mix, and it aligns well with our current operations by being low cost, high margin and high quality.

The following are our current expectations relating to the Itmann Mine:

•	900+ thousand tons per year of high-quality, low-vol coking coal production from the Itmann Mine at full run rate.
•	Anticipated mine life of 20+ years.
•	Annual cash cost of coal sold per ton[2] of $65-$70, once steady-state production is achieved.
•	Full production is expected in 12-18 months, upon the completion of the new preparation plant.
•	Remaining capital expenditures (including loss on development) of $65-$70 million to complete the project (in addition to the $24.0 million spent inception-to-date).

Hedging Update

Given the ongoing strength in export coal pricing, we initiated a targeted commodity price hedging strategy during the second quarter of 2021. Since then, we have layered in 2.0 million metric tons of commodity derivative contracts in the API2 market for calendar year 2022 at a weighted average API2 price of $79.34/ton. Additionally, we have also layered in approximately 2.0 million tons of physical contracts for 2022 which are tied to API2 prices. Furthermore, assuming the midpoint of our updated 2021 tonnage guidance, we have approximately 13.3 million tons of our coal unsold for 2022, a significant portion of which is expected to be sold into the export market. This will allow us to continue to benefit from continued API2 pricing strength even though, in the near term, our commodity derivatives could subject us to unrealized mark-to-market fluctuations.

Tax-Exempt Solid Waste Disposal Revenue Bonds

At the start of the second quarter of 2021, CEIX successfully closed its $75 million tax-exempt solid waste disposal revenue bond financing through the Pennsylvania Economic Development Financing Authority. As highlighted in the past, the proceeds will be used to finance the ongoing expansion of the coal refuse disposal areas at the Company’s Bailey Preparation Plant, which will support current and future mining at the Pennsylvania Mining Complex. In 2Q21, CEIX received reimbursement for qualified expenses in the amount of $21.5 million, which dates back to the initial inducement date in mid-2020. Additionally, the Company has $53.5 million in restricted cash associated with this financing that will be used to fund future spending on the refuse disposal areas.

2021 Guidance and Outlook

Based on our current contracted position, estimated prices and production plans, we are providing the following updated financial and operating performance guidance for 2021:

•	2021 targeted coal sales volume of 23.5-25.0 million tons
•	24.6 million tons contracted at an average revenue per ton of $44.02/ton, assuming PJM West power forwards of $34.75/MWh (priced as of July 1, 2021 for 2H21)
•	Average cash cost of coal sold per ton[2] expectation of $27.00-$28.00/ton
•	Capital expenditures of $160-$180 million including the Itmann project

Second Quarter Earnings Conference Call

A conference call and webcast, during which management will discuss the second quarter 2021 financial and operational results, is scheduled for August 3, 2021 at 11:00 AM eastern time. Prepared remarks by members of management will be followed by a question and answer session. Interested parties may listen via webcast on the "Events and Presentations" page of our website, www.consolenergy.com. An archive of the webcast will be available for 30 days after the event.

Participant dial in (toll free)             1-877-226-2859

Participant international dial in        1-412-542-4134

Availability of Additional Information

Please refer to our website, www.consolenergy.com, for additional information regarding the company. In addition, we may provide other information about the company from time to time on our website.

We will also file our Form 10-Q with the Securities and Exchange Commission (SEC) reporting our results for the quarter ended June 30, 2021 on August 3, 2021. Investors seeking our detailed financial statements can refer to the Form 10-Q once it has been filed with the SEC.

Footnotes:

1 "Adjusted EBITDA", "Free Cash Flow", "Net Leverage Ratio", "CONSOL Marine Terminal Adjusted EBITDA", "CMT Operating Cash Costs", "Total Cash Cost of Coal Sold" and "Average Unit Cost Per Ton" are non-GAAP financial measures and "Average Cash Cost of Coal Sold per Ton" and "Average Cash Margin per Ton Sold" are operating ratios derived from non-GAAP financial measures, each of which are reconciled to the most directly comparable GAAP financial measures below, under the caption “Reconciliation of Non-GAAP Financial Measures".

2 CEIX is unable to provide a reconciliation of Cash Cost of Coal Sold per Ton guidance for the Itmann Project and Average Cash Cost of Coal Sold per Ton guidance, an operating ratio derived from non-GAAP financial measures, due to the unknown effect, timing and potential significance of certain income statement items.

About CONSOL Energy Inc.

CONSOL Energy Inc. (NYSE: CEIX) is a Canonsburg, Pennsylvania-based producer and exporter of high-Btu bituminous thermal coal and metallurgical coal. It owns and operates some of the most productive longwall mining operations in the Northern Appalachian Basin and is developing a new metallurgical coal mine (the Itmann project) in the Central Appalachian Basin. CONSOL’s flagship operation is the Pennsylvania Mining Complex, which has the capacity to produce approximately 28.5 million tons of coal per year and is comprised of 3 large-scale underground mines: Bailey, Enlow Fork, and Harvey. The company also owns and operates the CONSOL Marine Terminal, which is located in the port of Baltimore and has a throughput capacity of approximately 15 million tons per year. In addition to the ~658 million reserve tons associated with the Pennsylvania Mining Complex and the ~21 million reserve tons associated with the Itmann project, the company also controls approximately 1.5 billion tons of greenfield thermal and metallurgical coal reserves located in the major coal-producing basins of the eastern United States. Additional information regarding CONSOL Energy may be found at www.consolenergy.com.

Contacts:

Investor:

Nathan Tucker, (724) 416-8336

nathantucker@consolenergy.com

Media:

Zach Smith, (724) 416-8291

zacherysmith@consolenergy.com

Condensed Consolidated Statements of Cash Flows

The following table presents the condensed consolidated statements of cash flows for the three months ended June 30, 2021 and 2020 (in thousands):

	Three Months Ended June 30,
	2021	2020
Cash Flows from Operating Activities:	(Unaudited)	(Unaudited)
Net Income (Loss)	$4,172	$(21,063)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by (Used in) Operating Activities:
Depreciation, Depletion and Amortization	52,199	46,155
Other Non-Cash Adjustments to Net Income	12,605	(10,803)
Changes in Working Capital	25,633	(19,009)
Net Cash Provided by (Used in) Operating Activities	94,609	(4,720)
Cash Flows from Investing Activities:
Capital Expenditures	(43,655)	(19,269)
Proceeds from Sales of Assets	3,430	689
Net Cash Used in Investing Activities	(40,225)	(18,580)
Cash Flows from Financing Activities:
Net Payments on Long-Term Debt, Including Fees	(20,428)	(14,141)
Proceeds from Long-Term Debt	75,000	—
Other Financing Activities	(230)	(8,359)
Net Cash Provided by (Used in) Financing Activities	54,342	(22,500)
Net Increase (Decrease) in Cash and Cash Equivalents and Restricted Cash	108,726	(45,800)
Cash and Cash Equivalents and Restricted Cash at Beginning of Period	91,477	78,827
Cash and Cash Equivalents and Restricted Cash at End of Period	$200,203	$33,027

Reconciliation of Non-GAAP Financial Measures

We evaluate our cost of coal sold and cash cost of coal sold on an aggregate basis. We define cost of coal sold as operating and other production costs related to produced tons sold, along with changes in coal inventory, both in volumes and carrying values. The cost of coal sold includes items such as direct operating costs, royalty and production taxes, direct administration costs, and depreciation, depletion and amortization costs on production assets. Cost of coal sold excludes any indirect costs, such as selling, general and administrative costs, freight expenses, interest expenses, depreciation, depletion and amortization costs on non-production assets and other costs not directly attributable to the production of coal. The cash cost of coal sold includes cost of coal sold less depreciation, depletion and amortization costs on production assets. The GAAP measure most directly comparable to cost of coal sold and cash cost of coal sold is total costs and expenses.

The following table presents a reconciliation of cost of coal sold, cash cost of coal sold and average cash cost of coal sold per ton to total costs and expenses, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Total Costs and Expenses	$291,880	$191,307	$602,442	$478,180
Less: Freight Expense	(26,010)	(3,085)	(53,023)	(6,232)
Less: Selling, General and Administrative Costs	(22,542)	(10,939)	(46,506)	(28,609)
Less: Gain on Debt Extinguishment	106	—	789	16,833
Less: Interest Expense, net	(16,187)	(14,722)	(31,448)	(30,393)
Less: Other Costs (Non-Production)	(10,852)	(56,831)	(29,096)	(77,713)
Less: Depreciation, Depletion and Amortization (Non-Production)	(5,034)	(16,521)	(12,918)	(25,884)
Cost of Coal Sold	$211,361	$89,209	$430,240	$326,182
Less: Depreciation, Depletion and Amortization (Production)	(47,165)	(29,634)	(99,178)	(75,214)
Cash Cost of Coal Sold	$164,196	$59,575	$331,062	$250,968
Total Tons Sold (in millions)	5.9	2.3	12.7	8.2
Average Cost of Coal Sold per Ton	$36.00	$38.32	$33.76	$39.55
Less: Depreciation, Depletion and Amortization Costs per Ton Sold	7.98	12.42	7.67	9.00
Average Cash Cost of Coal Sold per Ton	$28.02	$25.90	$26.09	$30.55

We evaluate our average margin per ton sold and average cash margin per ton sold on a per-ton basis. We define average margin per ton sold as average revenue per ton sold, net of average cost of coal sold per ton. We define average cash margin per ton sold as average revenue per ton sold, net of average cash cost of coal sold per ton. The GAAP measure most directly comparable to average margin per ton sold and average cash margin per ton sold is total coal revenue.

The following table presents a reconciliation of average margin per ton sold and average cash margin per ton sold to total coal revenue, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Total Coal Revenue (PAMC Segment)	$258,482	$102,026	$542,948	$357,478
Operating and Other Costs	175,048	116,406	360,158	328,681
Less: Other Costs (Non-Production)	(10,852)	(56,831)	(29,096)	(77,713)
Total Cash Cost of Coal Sold	164,196	59,575	331,062	250,968
Add: Depreciation, Depletion and Amortization	52,199	46,155	112,096	101,098
Less: Depreciation, Depletion and Amortization (Non-Production)	(5,034)	(16,521)	(12,918)	(25,884)
Total Cost of Coal Sold	$211,361	$89,209	$430,240	$326,182
Total Tons Sold (in millions)	5.9	2.3	12.7	8.2
Average Revenue per Ton Sold	$44.02	$43.82	$42.60	$43.34
Average Cash Cost of Coal Sold per Ton	28.02	25.90	26.09	30.55
Depreciation, Depletion and Amortization Costs per Ton Sold	7.98	12.42	7.67	9.00
Average Cost of Coal Sold per Ton	36.00	38.32	33.76	39.55
Average Margin per Ton Sold	8.02	5.50	8.84	3.79
Add: Depreciation, Depletion and Amortization Costs per Ton Sold	7.98	12.42	7.67	9.00
Average Cash Margin per Ton Sold	$16.00	$17.92	$16.51	$12.79

We define CMT operating costs as operating and other costs related to throughput tons. CMT operating costs exclude any indirect costs, such as selling, general and administrative costs, direct administration costs, interest expenses, and other costs not directly attributable to throughput tons. CMT operating cash costs include CMT operating costs, less depreciation, depletion and amortization costs. The GAAP measure most directly comparable to CMT operating costs and CMT operating cash costs is total costs and expenses.

The following table presents a reconciliation of CMT operating costs and CMT operating cash costs to total costs and expenses, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended June 30,
	2021	2020
Total Costs and Expenses	$291,880	$191,307
Less: Freight Expense	(26,010)	(3,085)
Less: Selling, General and Administrative Costs	(22,542)	(10,939)
Less: Gain on Debt Extinguishment	106	—
Less: Interest Expense, net	(16,187)	(14,722)
Less: Other Costs (Non-Throughput)	(169,781)	(112,602)
Less: Depreciation, Depletion and Amortization (Non-Throughput)	(50,999)	(44,895)
CMT Operating Costs	$6,467	$5,064
Less: Depreciation, Depletion and Amortization (Throughput)	(1,200)	(1,260)
CMT Operating Cash Costs	$5,267	$3,804

We define average unit cost per ton as the cash cost of coal sold including idle mine costs incurred associated with the COVID-19 pandemic less depreciation, depletion and amortization costs related to the Pennsylvania Mining Operation assets divided by the total tons of coal sold from the Pennsylvania Mining Operation assets. These costs exclude any indirect costs, such as selling, general and administrative costs, freight expenses, interest expenses, depreciation, depletion and amortization on non-production assets and other costs not directly attributable to the production of coal.

The following table presents a reconciliation of average unit cost per ton to total costs and expenses, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods presented (in thousands, except per ton information).

	Three Months Ended June 30,
	2021	2020
Total Costs and Expenses	$291,880	$191,307
Less: Freight Expense	(26,010)	(3,085)
Less: Selling, General and Administrative Costs	(22,542)	(10,939)
Less: Gain on Debt Extinguishment	106	—
Less: Interest Expense, net	(16,187)	(14,722)
Less: Other Costs (Non-Production)	(10,852)	(56,831)
Less: Depreciation, Depletion and Amortization (Non-Production)	(5,034)	(16,521)
Cost of Coal Sold	$211,361	$89,209
Less: Depreciation, Depletion and Amortization (Production)	(47,165)	(29,634)
Cash Cost of Coal Sold	$164,196	$59,575
Add: Idle Mine Costs	—	31,847
Total Unit Costs	$164,196	$91,422
Total Tons Sold (in millions)	5.9	2.3
Average Cost of Coal Sold per Ton	$36.00	$38.32
Less: Depreciation, Depletion and Amortization Costs per Ton Sold	7.98	12.42
Average Cash Cost of Coal Sold per Ton	$28.02	$25.90
Add: Idle Mine Costs per Ton	—	13.68
Average Unit Cost per Ton	$28.02	$39.58

We define adjusted EBITDA as (i) net income (loss) plus income taxes, net interest expense and depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as stock-based compensation and unrealized loss on commodity derivative instruments. The GAAP measure most directly comparable to adjusted EBITDA is net income (loss).

The following tables present a reconciliation of net income (loss) to adjusted EBITDA, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended June 30, 2021
	PA Mining Complex	CONSOL Marine Terminal	Other	Total Company
Net Income (Loss)	$6,166	$8,181	$(10,175)	$4,172

Add: Income Tax Benefit	—	—	(8,893)	(8,893)
Add: Interest Expense, net	478	1,536	14,173	16,187
Less: Interest Income	(36)	—	(775)	(811)
Earnings (Loss) Before Interest & Taxes (EBIT)	6,608	9,717	(5,670)	10,655

Add: Depreciation, Depletion & Amortization	50,169	1,200	830	52,199

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$56,777	$10,917	$(4,840)	$62,854

Adjustments:
Stock-Based Compensation	$1,053	$48	$109	$1,210
Gain on Debt Extinguishment	—	—	(106)	(106)
Pension Settlement	—	—	22	22
Unrealized Loss on Commodity Derivative Instruments	20,437	—	—	20,437
Total Pre-tax Adjustments	21,490	48	25	21,563

Adjusted EBITDA	$78,267	$10,965	$(4,815)	$84,417

	Three Months Ended June 30, 2020
	PA Mining Complex	CONSOL Marine Terminal	Other	Total Company
Net (Loss) Income	$(22,350)	$7,750	$(6,463)	$(21,063)

Add: Income Tax Benefit	—	—	(7,683)	(7,683)
Add: Interest Expense, net	527	1,542	12,653	14,722
Less: Interest Income	—	—	(122)	(122)
(Loss) Earnings Before Interest & Taxes (EBIT)	(21,823)	9,292	(1,615)	(14,146)

Add: Depreciation, Depletion & Amortization	46,793	1,260	(1,898)	46,155

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$24,970	$10,552	$(3,513)	$32,009

Adjustments:
Stock/Unit-Based Compensation	$1,912	$108	$216	$2,236
Total Pre-tax Adjustments	1,912	108	216	2,236

Adjusted EBITDA	$26,882	$10,660	$(3,297)	$34,245

We define net leverage ratio as the ratio of net debt to the last twelve months' ("LTM") earnings before interest expense and depreciation, depletion and amortization, adjusted for certain non-cash items, such as stock-based compensation, unrealized loss on commodity derivative instruments, amortization of debt issuance costs and capitalized interest.

The following table presents a reconciliation of net leverage ratio (in thousands).

	Twelve Months Ended	Twelve Months Ended
	June 30, 2021	June 30, 2020
Net Income	$35,950	$5,837
Plus:
Interest Expense, net	62,241	62,215
Depreciation, Depletion and Amortization	221,758	211,320
Income Taxes	6,039	1,422
Stock/Unit-Based Compensation	7,048	9,635
Gain on Debt Extinguishment	(5,308)	(17,021)
Unrealized Loss on Commodity Derivative Instruments	20,437	—
CCR Adjusted EBITDA per Credit Agreement	—	(66,169)
Cash Distributions from CONSOL Coal Resources LP	—	8,254
Cash Payments for Legacy Employee Liabilities, Net of Non-Cash Expense	(26,107)	(18,609)
Other Adjustments to Net Income	2,118	6,333
Consolidated EBITDA per Credit Agreement	$324,176	$203,217

Consolidated First Lien Debt	$369,367	$399,662
Senior Secured Second Lien Notes	151,957	178,452
MEDCO Revenue Bonds	102,865	102,865
PEDFA Bonds	75,000	—
Advance Royalty Commitments	2,185	1,895
Consolidated Indebtedness per Credit Agreement	701,374	682,874
Less:
Advance Royalty Commitments	2,185	1,895
Cash on Hand	146,667	32,925
Consolidated Net Indebtedness per Credit Agreement	$552,522	$648,054

Net Leverage Ratio (Net Indebtedness/EBITDA)	1.70	3.19

Free cash flow, organic free cash flow and organic free cash flow net to CEIX shareholders are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews cash flows generated from operations and non-core asset sales after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand CONSOL’s asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow, organic free cash flow and organic free cash flow net to CEIX shareholders do not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The following tables present a reconciliation of free cash flow, organic free cash flow and organic free cash flow net to CEIX shareholders to net cash provided by (used in) operations, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended
Organic Free Cash Flow	June 30, 2021	June 30, 2020
Net Cash Provided by (Used in) Operations	$94,609	$(4,720)
Capital Expenditures	(43,655)	(19,269)
Organic Free Cash Flow	$50,954	$(23,989)

Distributions to Noncontrolling Interest	—	—
Organic Free Cash Flow Net to CEIX Shareholders	$50,954	$(23,989)

	Three Months Ended	Three Months Ended
Free Cash Flow	June 30, 2021	June 30, 2020
Net Cash Provided by (Used in) Operations	$94,609	$(4,720)

Capital Expenditures	(43,655)	(19,269)
Proceeds from Sales of Assets	3,430	689
Free Cash Flow	$54,384	$(23,300)

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from results projected in or implied by such forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe our expectations with respect to the Itmann Mine or any other strategy that involves risks or uncertainties, we are making forward-looking statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Specific risks, contingencies and uncertainties are discussed in more detail in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release and CEIX disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Source: CONSOL Energy Inc.